UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 29, 2005

Radnor Holdings Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-19495	23-2674715

(Commission File Number)	(IRS Employer Identification No.)

Radnor Financial Center, Suite A300 150 Radnor Chester Road, Radnor, Pennsylvania	19087-5292

(Address of Principal Executive Offices)	(Zip Code)

(610) 341-9600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 29, 2005, Radnor Holdings Corporation (the “Company”) entered into a Revolving Credit and Security Agreement (the “Agreement”) with National City Business Credit, Inc., as agent (in such capacity, “Agent”) and lender (in such capacity, the “Lender”), Bank of America, N.A., as syndication agent, and National City Bank, as letter of credit issuer (the “Issuer”). The Agreement provides for maximum revolving advances in the principal amount of $75.0 million and matures on June 15, 2009. The initial advances under the Agreement were used to satisfy and terminate the Company’s obligations under its domestic revolving credit facility with PNC Bank, National Association, as agent, as discussed more fully in Item 1.02 below. The Agreement includes the Company and its domestic operating subsidiaries as the borrowers (the “Borrowers”), and is guaranteed by substantially all of the Company’s other domestic subsidiaries (the “Guarantors”, and together with the Borrowers, the “Loan Parties”).

The Agreement provides for a maximum $10.0 million sub-facility for letters of credit and a swing loan sub-facility in a maximum principal amount of $10.0 million. Revolving loans under the Agreement are limited to the lesser of: (i) the $75.0 million commitment, or (ii) a borrowing base amount, minus, in each case, outstanding letters of credit and swing loans. The borrowing base may not exceed the sum of (a) 85% of the Borrowers’ eligible receivables, plus (b) the lesser of (i) 60% of the Borrowers’ eligible inventory, or (ii) $40.0 million.

Interest on the revolving loans is payable at the domestic loan rate (equal to the greater of National City Bank’s prime rate or the Fed Funds Rate plus 0.50%) or Libor loan rate plus, in each case, the applicable margin. The applicable margin for Libor rate loans will vary from 1.75% to 2.25% per annum and the applicable margin for domestic rate loans will vary from 0.00% to 0.50% per annum based on the Company’s ability to achieve certain performance based criteria. The applicable margin for domestic rate loans will be 0.25% and the applicable margin for Libor rate loans will be 2.00% until the first full calendar month following the Company’s delivery of financial statements for the quarter ending June 30, 2006 (the “First Reset Date”).

The Agreement includes a letter of credit fee payable to the Agent for the benefit of the Lender of 2.00% per annum of the face amount outstanding of all letters of credit, which percentage is subject to adjustment on the First Reset Date, and a letter of credit fee payable to the Issuer equal to 0.25% per annum of the face amount outstanding of all letters of credit. In addition, the Agreement provides for an unused facility fee of 0.25% of the maximum revolving advance amount.

The obligations are secured by a first priority lien on collateral that primarily includes substantially all of the Loan Parties’ receivables, inventory, investment property, general intangibles, deposit accounts and rights to payments of money. The Agreement includes customary affirmative and negative covenants, which restrict, among other things, the Loan Parties’ ability to make acquisitions, merge or consolidate with other companies, dispose of or grant liens on assets, guarantee or incur indebtedness, make investments and loans, pay dividends or distributions on or repurchase the Company’s capital stock, enter into transactions with affiliates, or prepay any indebtedness (excluding refinancing of indebtedness). In addition, the Agreement limits the capital expenditures of the Company and its subsidiaries for each calendar year commencing 2006 to an aggregate of $25.0 million and limits operating leases of the Company and its subsidiaries to $11.0 million per year. There are a number of specified limitations and exceptions to these covenants. The Agreement also includes a fixed charge coverage ratio requirement that is only applicable upon the occurrence and continuation of a default under the Agreement or if the Borrowers’ undrawn availability is less than $11,250,000.

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The Credit Agreement contains customary events of default, including, but not limited to, (i) defaults in the payment of principal, interest, fees or other amounts due under the Agreement, (ii) defaults in compliance with the covenants contained in the Agreement, (iii) entry of judgments of a specified material amount against one or more of the Loan Parties, (iv) any Loan Party’s bankruptcy or insolvency or its subsidiary’s bankruptcy, (v) the occurrence of a default with respect to the Company’s other senior indebtedness, (vi) the occurrence of other defaults with respect to certain specified other indebtedness or obligations of the Loan Parties, or (vii) a change of control of the Company.

Item 1.02. Termination of a Material Definitive Agreement.

On December 30, 2005, in connection with the Company’s entry into the new revolving credit facility described in Item 1.01 above, the Company paid and satisfied in full the obligations under, and terminated, its domestic revolving credit facility with PNC Bank, National Association, as agent and lender and the other lenders party thereto, and paid a fee of approximately 1.67% of the overall facility in connection therewith.

Section 2. Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion above under Item 1.01.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADNOR HOLDINGS CORPORATION

Dated: January 5, 2006	By:	/s/ Michael T. Kennedy
Michael T. Kennedy President and Chief Executive Officer

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